UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 25, 2013

AMERICAN NATIONAL INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Texas	001-34280	74-0484030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

One Moody Plaza Galveston, Texas		77550-7999
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (409) 763-4661

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2013, American National Insurance Company (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) with respect to certain retirement benefit changes authorized by the Company’s Board of Directors at its July 25, 2013 regular meeting. The Original Report noted that, as a result of such Board action, the Company will shift its retirement benefits from defined benefit pension plans to contributory defined contribution plans, and that the participation and benefit accruals under the Company’s affected defined benefit pension plans will be frozen as of December 31, 2013. The Company is filing this amendment to the Original Report to disclose that on October 31, 2013, the Board of Directors, upon recommendation of the Board Compensation Committee, approved amendments to certain existing plans and adopted new plans to effect these retirement benefit changes. A description of the material retirement benefit changes as adopted by the Board of Directors follows.

Effective December 31, 2013, the Board of Directors has amended the American National Insurance Company Non-Qualified Retirement Plan and the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees to freeze future benefit accruals under such plans. The employees affected by these amendments include all of the Company’s executive officers identified in the Summary Compensation Table of the Company’s 2013 Proxy Statement (the “Named Executive Officers”), filed with the Securities and Exchange Commission on April 2, 2013.

Effective January 1, 2014, the Board of Directors has adopted the American National Family of Companies Executive Supplemental Savings Plan (the “Executive Plan”), a nonqualified deferred compensation plan. The Executive Plan is intended to permit certain executives and highly compensated employees to defer a portion of their compensation that they would otherwise receive and to permit the Company to match such elective deferrals in the same manner as would be permitted under the Company’s qualified 401(k) Savings Plan in the absence of limitations imposed by the Internal Revenue Code. The Executive Plan includes both employee deferral and Company contribution components. All of the Company’s Named Executive Officers are eligible to participate in the Executive Plan.

Upon effectiveness of the Executive Plan, eligible employees may elect to defer a portion of their annual salary and certain performance-based compensation and bonuses. For each participating employee during a plan year, the Company will make a matching contribution equal to 100% of the participant’s deferral, up to four percent of his or her compensation for that year, reduced by the amount of any matching contribution made by the Company on behalf of such participant under the 401(k) Savings Plan for that year. In addition, the Company will make a nonelective contribution to the Executive Plan on behalf of each participant equal to two percent of his or her compensation for that year, reduced by the amount of any nonelective contribution made by the Company on behalf of the participant under the 401(k) Savings Plan for that year. Executive Plan participant deferrals and Company contribution amounts will be deemed invested in the particular investment options selected by each participant. Participants are immediately vested in all deferral contributions they make and become fully vested in Company contributions upon completion of three years of service. Generally, participants can elect to receive payments from their Executive Plan accounts as a lump sum or in annual installments over five or ten years, as elected by the participant. Payments will begin following the participant’s retirement or separation of service with the Company. In the event of a participant’s death or disability, payments will be made in a lump sum.

The foregoing descriptions of the Executive Plan and of the amendments to the American National Insurance Company Non-Qualified Retirement Plan and the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees do not purport to be complete and are qualified in their entirety by reference to the full text of the Executive Plan and such amendments, copies of which are attached as exhibits to this amended Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

No.	Exhibit

10.1	Amendment No. 5 to the American National Insurance Company Non-Qualified Retirement Plan.

10.2	Amendment to the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees.

10.3	American National Family of Companies Executive Supplemental Savings Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY.

By:	/s/ John J. Dunn, Jr.
	Name:	John J. Dunn, Jr.
	Title:	Executive Vice President and
Corporate Chief Financial Officer

Date: November 6, 2013